January 23, 1996

          First Interstate Bancorp
          633 West 5th Street
          Los Angeles, CA  90071

          Ladies and Gentlemen:

               We refer to the Agreement and Plan of Merger (the "Merger Agreement") of even date herewith between First Interstate Bancorp ("Subject Company") and Wells Fargo & Company ("Parent"). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement.

               In order to induce Subject Company to enter into the Merger Agreement, and in consideration of Subject
          Company's undertaking of efforts in furtherance of the transactions contemplated thereby, Parent agrees as follows:

               1. Representations and Warranties. Parent hereby represents and warrants to Subject Company that Parent has all requisite corporate power and authority to enter into this letter agreement (this "Agreement") and to perform its obligations set forth herein. The execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent.

               2. Termination Fee. (a) Unless a Nullifying Event (as such term is defined below) shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that the Merger Agreement is terminated pursuant to Article VIII thereof (regardless of whether such termination is by Parent or Subject Company) and prior to or concurrently with such termination a First Trigger Event (as such term is defined below) shall have occurred, Parent shall pay to Subject Company a cash fee of $50 million. Such fee shall be payable in immediately available funds on or before the second business day following such termination of the Merger Agreement.

               (b) In addition, unless a Nullifying Event shall have occurred and be continuing at the time the Merger Agreement is terminated, in the event that (i) the Merger Agreement shall have been terminated pursuant to Article VIII thereof, (ii) prior to or concurrently with such termination a First Trigger Event shall have occurred, and (iii) prior to, concurrently with or within 18 months after such termination an Acquisition Event (as such term is defined below) shall have occurred, Parent shall pay to Subject Company an additional cash fee of (i) $150 million, less (ii) any amount paid by Parent pursuant to Paragraph 2(a) hereof. Such fee shall be payable in immediately available funds on or before the second business day following the occurrence of any such Acquisition Event.

               (c) As used herein, a "First Trigger Event" shall mean the occurrence of any of the following events:

                    (i) Parent's Board of Directors shall have
               failed to approve or recommend the Merger Agreement or the Merger, or shall have withdrawn or modified in a manner adverse to Subject Company its approval or recommendation of the Merger Agreement or the Merger, or shall have resolved or publicly announced an intention to do either of the foregoing;

                    (ii) Parent or any Significant Subsidiary (as
               such term is defined below), or the Board of Directors of Parent or a Significant Subsidiary, shall have recommended that the stockholders of Parent approve any Acquisition Proposal (as such term is defined below) or shall have entered into an agreement with respect to, or authorized, approved, proposed or publicly announced its intention to enter into, any Acquisition Proposal;

                    (iii) the Merger Agreement or the Merger shall
               not have been approved at a meeting of Parent stockholders which has been held for that purpose prior to termination of the Merger Agreement in accordance with its terms, if prior thereto it shall have been publicly announced that any person (other than Subject Company or any of its Subsidiaries) shall have made, or disclosed an intention to make, an Acquisition Proposal;

                    (iv) any person (together with its affiliates
               and associates) or group (as such terms are used for purposes of Section 13(d) of the Exchange Act)(other than Subject Company and its Subsidiaries) shall have acquired beneficial ownership (as such term is used for purposes of Section 13(d) of the Exchange
               Act) or the right to acquire beneficial ownership of 50% or more of the then outstanding shares of the stock then entitled to vote generally in the election of directors of Parent or any Significant Subsidiary; or

                    (v) following the making of an Acquisition
               Proposal, Parent shall have breached any covenant or agreement contained in the Merger Agreement such that Subject Company would be entitled to terminate the Merger Agreement under Section 8.1(d) thereof (without regard to any grace period provided for therein), unless such breach is promptly cured without jeopardizing consummation of the Merger pursuant to the terms of the Merger Agreement.

               (d) As used herein, "Acquisition Event" shall mean the consummation of any event described in the definition of "Acquisition Proposal," except that the percentage reference contained in clause (C) of such definition shall be 50% instead of 20%.

               (e) As used herein, "Acquisition Proposal" shall mean any (i) publicly announced proposal, (ii) regulatory application or notice (whether in draft or final form),
          (iii) agreement or understanding, (iv) disclosure of an intention to make a proposal, or (v) amendment to any of the foregoing, made or filed on or after the date hereof, in each case with respect to any of the following transactions with a counterparty other than Subject Company or any of its Subsidiaries: (A) a merger or consolidation, or any similar transaction, involving Parent or any Significant Subsidiary (other than mergers, consolidations, or any similar transactions involving solely Parent and/or one or more wholly owned Subsidiaries of Parent and other than a merger or consolidation as to which the common shareholders of Parent immediately prior thereto in the aggregate own at least 70% of the common stock of the publicly held surviving or successor corporation (or any publicly held ultimate parent company thereof) immediately following consummation thereof); (B) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Parent or any Significant Subsidiary; or (C) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 20% or more of the voting power of Parent or any Significant Subsidiary.

               (f) As used herein, "Nullifying Event" shall mean
          (I) any of the following events occurring and continuing at a time when Parent is not in material breach of any of its covenants or agreements contained in the Merger
          Agreement: (i) Subject Company shall be in breach of any of its covenants or agreements contained in the Merger Agreement such that Parent shall be entitled to terminate the Merger Agreement pursuant to Section 8.1(d) thereof (without regard to any grace period provided for therein), (ii) the stockholders of Subject Company shall have voted and failed to approve the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in the Merger Agreement at a meeting of such stockholders which has been held for that purpose or at any adjournment or postponement thereof (unless the Merger Agreement shall not have been approved at a meeting of Parent stockholders which was held on or prior to such date for the purpose of voting with respect to the Merger Agreement) or (iii) the Board of Directors of Subject Company shall have failed to approve or recommend that the stockholders of Subject Company approve the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in the Merger Agreement or shall have withdrawn, modified or changed in any manner adverse to Parent its approval or recommendation that the stockholders of Subject Company approve the adoption of the agreement of merger (within the meaning of Section 251 of the DGCL) contained in the Merger Agreement or shall have resolved or publicly announced its intention to do any of the foregoing, or
          (II) the termination of the Merger Agreement pursuant to
          Section 8.1(g) thereof.

               (g) As used herein, "Significant Subsidiary" shall mean a "significant subsidiary," as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission, of Parent.

               3. To the extent that Parent is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required to be paid by Parent herein in full, it shall immediately so notify Subject Company and thereafter deliver or cause to be delivered, from time to time, to Subject Company, the portion of the payments required to be paid by it herein that is no longer prohibited form paying, within five business days after the date on which Parent is no longer so prohibited; provided, however, that if Parent at any time is prohibited by applicable law or regulation, or by administrative actions or policy of a Federal or state financial institution supervisory agency having jurisdiction over it, from making the payments required hereunder in full, it shall (i) use its reasonable best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (ii) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Subject Company with copies of the same and (iii) keep Subject Company advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same.

               4. Except where federal law specifically applies, this Agreement shall be construed and interpreted according to the laws of the State of Delaware without regard to conflicts of laws principles thereof.

               5. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

               6. Nothing contained herein shall be deemed to authorize Subject Company or Parent to breach any provision of the Merger Agreement.

               Please confirm your agreement with the
          understandings set forth herein by signing and returning to us the enclosed copy of this Agreement.

                                   Very truly yours,

                                   WELLS FARGO & COMPANY

                                   By: /s/ Rodney L. Jacobs
                                      ________________________
                                      Name:  Rodney L. Jacobs
                                      Title: Vice Chairman and
                                               Chief Financial Officer


          Accepted and agreed to as of
          the date first above written:

          FIRST INTERSTATE BANCORP

          By: /s/ Theodore F. Craver, Jr.
             ____________________________
             Name:  Theodore F. Craver, Jr.
             Title: Executive Vice President
                      and Treasurer